CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Grant Life Sciences, Inc. and subsidiary (a development stage company) of our report dated March 29, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of Grant Life Sciences, Inc. and subsidiary (a development stage company) for the year ended December 31, 2006. Our report dated March 29, 2007 relating to the consolidated financial statements included an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 11, 2007